Exhibit 99.1

Strategia Corporation Announces Strategic Actions

December 14, 1999 - Louisville, KY - Strategia Corporation (SAA:AMEX) today announced that the Board of Directors has approved a plan to exit its two remaining revenue generating lines of business, Information Technology Consulting Services and Disaster Recovery Services. Strategia recently exited its other revenue generating lines of business through the completed sale of its French subsidiaries, which had provided approximately 45% of its 1998 fiscal year revenues. The Board is investigating a number of strategic alternatives for the Company.

The Company also announced that the Board of Directors has approved a stock repurchase program. Under the stock repurchase program, as market conditions warrant the Company may purchase from time to time on the open market and in negotiated private transactions over the next six months up to ten percent of its outstanding shares of common stock. The Company currently has 4,667,677 shares outstanding.

Strategia's U.S. operations have focused on providing Information Technology Consulting services in recent years, generating 92% of its U.S. revenues for the nine months ended September 30, 1999. However, these services have been predominantly in the Year 2000 sector and the market for these services will expire shortly. The Company's Disaster Recovery back-up services business has declined over time and represents only a small fraction of the Company's revenues.

The Company will immediately begin to significantly reduce its staff and exit both the Disaster Recovery services and Information Technology Consulting services businesses. The Company intends to retain sufficient staff to assist its Year 2000 customers with any problems that might arise in the next few weeks during the century date rollover. The Company expects to record a significant charge to earnings during the fourth quarter to cover the impairment in value of certain assets and other costs resulting from these actions. The amount of this charge has not yet been determined.

Several comments set forth above are forward looking statements. Management cautions that all statements as to future results of operations and financial condition of the Company are subject to risks, uncertainties, and events that may be beyond the control of Strategia, and no assurance can be given that such results will be achieved. Potential risks and uncertainties include the ability to complete contractual obligations and exit existing businesses at a reasonable cost, the ability to redirect the Company's assets to a profitable new line of business within a reasonable time frame, and the ability to retain certain key personnel during this transition period.

Contact:     Murdock Capital Partners Corp.
             (212) 421-2545
             Thomas M. Dean
             Luis J. Mejia